EXHIBIT 99.1

Sunbelt Rentals Appoints Cynthia T. Jamison to Board of Directors

June 30, 2026

4:05 p.m. ET

Fort Mill, SC. —(BUSINESS WIRE)— Sunbelt Rentals Holdings, Inc. (NYSE: SUNB, LSE: SUNB) (“the company”), a leader in the equipment rental industry, today announced that Cynthia T. Jamison has been appointed to the company’s Board of Directors as a non-executive director, effective August 1, 2026.

Ms. Jamison brings extensive board and executive leadership experience, currently serving on the boards of Advance Auto Parts Inc., Darden Restaurants Inc., where she serves as chair, and International Flavors & Fragrances Inc. She also serves as trustee and chair of the nominations and governance committee at Save the Children.

She previously served as chief financial officer of AquaSpy Inc., and as a partner at Tatum LLC, an executive services firm focusing on providing interim CFO Services, where she held multiple interim CFO and COO roles across public and private companies. Earlier in her career, she held senior financial and operational roles at Chart House Enterprises, Allied Domecq Retailing USA, Kraft General Foods and Arthur Andersen.

“We’re thrilled to welcome Cindie to our Board of Directors,” said Paul Walker, chairman of Sunbelt Rentals Holdings, Inc. “Her deep financial expertise and governance leadership will help strengthen the Board as we continue to execute our Sunbelt 4.0 strategy.”

Ms. Jamison holds a B.A. in political science and economics from Duke University and an M.B.A. in finance from the University of Chicago. She is a certified public accountant, an NACD Fellow, and recently completed a four-year term on the Financial Accounting Standards Advisory Council.

About Sunbelt Rentals Holdings, Inc.

Sunbelt Rentals Holdings, Inc., operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 26,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of over 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.

Investor Contact

Kevin Powers, Senior Vice President, Investor Relations

kevin.powers@sunbeltrentals.com

Media Contact

H/Advisors Abernathy,

Abigail Ruck / Mallory Griffin

abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global

(212) 371-5999